EXHIBIT 10.1
Pixelworks, Inc.
2006 Senior Management Bonus Plan
Bonuses for executive officers of the Company are calculated based on attainment of planned levels of revenue and non-GAAP income (loss) before income taxes, as well as the attainment of specified operational goals. Each of the goals is weighted as follows:

Revenue	33.3%
Non-GAAP income (loss) before income taxes	33.3%
Operational goals	33.3%

100.0%

Bonuses are calculated as a percentage of each executive officer’s salary as follows: President and Chief Executive Officer and Executive Vice President and Chief Operating Officer, 100%; and Vice Presidents, 50%.
The revenue and non-GAAP income (loss) before income taxes goals have both a floor and a cap. Below a pre-determined performance level, the floor, the bonus payout is zero. The maximum bonus, based on overachievement of a pre-determined performance level, is capped at 300%. The payout scale is linear with no accelerator.
The bonus based on the operational goals is reduced proportionally if goals are not achieved. There is no accelerator for the operational goals. Additionally, the Company’s Compensation Committee may increase or decrease individual bonuses based on qualitative factors.
Determination as to whether or not the performance targets have been met is made quarterly. The payout of bonuses will occur in the first quarter of 2007, upon approval of the Company’s Compensation Committee.